EXHIBIT 21.1

LIST OF SUBSIDIARIES

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Ark Electronic Products, Inc.	Florida
Astarte Fiber Networks, Inc.	Colorado
Osicom Technologies Europe Limited	United Kingdom
Paradyne Canada, LTD	Canada
Paradyne Corporation	Delaware
Paradyne Finance Corp.	Delaware
Paradyne Networks, Inc.	Delaware
Paradyne Worldwide Corporation	Delaware
PDP Acquisition Corp.	California
Premisys Communications, Inc.	Delaware
Premisys Communications Ltd.	United Kingdom
R-Net International, Inc.	Nevada
Sciteq Communications, Inc.	Nevada
Simpulan Mutiara Sdn. Bhd.	Malaysia
Sorrento Networks Corporation	Delaware
Sorrento Networks Europe SA	Belgium
Sorrento Networks GmbH	Germany
Sorrento Valley Real Estate Holdings, LLC	California
Xybridge Technologies, Inc.	Texas
Zhone AB	Sweden
Zhone International Ltd.	Cayman Islands
Zhone International Limited	UK
Zhone Technologies Australia PTY LTD	Australia
Zhone Technologies B.V.	Netherlands
Zhone Technologies Campus, LLC	California
Zhone Technologies De Argentina SRL	Argentina
Zhone Technologies de Colombia Limitada	Colombia
Zhone Technologies do Brasil LTDA	Brazil
Zhone Technologies GMBH	Germany
Zhone Technologies, Inc.	Canada
Zhone Technologies International, Inc.	Delaware
Zhone Technologies KK	Japan
Zhone Technologies Limited	Hong Kong
Zhone Technologies Ltd.	United Kingdom
Zhone Technologies Pte. Ltd.	Singapore
Zhone Technologies S. de R.L. de C.V.	Mexico
Zhone Technologies S.R.L.	Italy
ZTI Merger Subsidiary III, Inc.	Delaware